Exhibit 99.2

CONSOL Energy Inc. Announces Cash Tender Offer for up to $200,000,000 of its 8.25% Senior Notes due 2020

PITTSBURGH, July 29, 2014 — CONSOL Energy Inc. (NYSE: CNX) (“CONSOL”) today announced that it has commenced a modified “Dutch Auction” cash tender offer (the “Tender Offer”) to purchase up to $200,000,000 principal amount (the “Tender Cap”) of its 8.25% senior notes due 2020 (the “2020 Notes”). The Tender Offer will expire at 11:59 p.m., New York City time, on August 25, 2014, unless extended by CONSOL in its sole discretion (such time, as the same may be extended, the “Expiration Time”). Holders of 2020 Notes that validly tender (and do not validly withdraw) their 2020 Notes prior to 5:00 p.m., New York City time, on August 11, 2014, unless extended by CONSOL in its sole discretion (such time, as the same may be extended, the “Early Tender Time”), will be eligible to receive the Total Consideration (as defined below) for their 2020 Notes.

The following table summarizes the material pricing terms for each $1,000 aggregate principal amount of 2020 Notes.

Title of Security	Aggregate Outstanding Principal Amount(1)	Withdrawal Deadline / Early Tender Time	Early Tender Premium(2)	Total Consideration (Accepted Bid Price Range)(2)(3)(4)
8.25% Senior Notes due 2020	$1,250,000,000	5:00 p.m., New York City time, August 11, 2014	$30.00	$1,070.00 to $1,087.50

(1)	Aggregate principal amount outstanding as of July 29, 2014.
(2)	Per $1,000 principal amount of Notes tendered prior to the Early Tender Time.
(3)	Includes the Early Tender Premium.
(4)	Plus accrued and unpaid interest from the last interest payment date to, but not including, the applicable Settlement Date.

The “Total Consideration” for each $1,000 principal amount of 2020 Notes validly tendered (and not validly withdrawn) pursuant to the Tender Offer prior to the Early Tender Time and which are accepted for purchase by CONSOL pursuant to the Tender Offer will be equal to the Clearing Price (as defined below). The Total Consideration is deemed to include an “Early Tender Premium” equal to $30 for each $1,000 principal amount of 2020 Notes validly tendered (and not validly withdrawn) and accepted for purchase pursuant to the Tender Offer. The “Tender Offer Consideration” for each $1,000 principal amount of 2020 Notes validly tendered pursuant to the Tender Offer after the Early Tender Time and prior to the Expiration Time and accepted for purchase pursuant to the Tender Offer will be equal to the Total Consideration minus the Early Tender Premium. Tendered 2020 Notes may be validly withdrawn at any time prior to 5:00 p.m., New York City time, on August 11, 2014, unless extended by CONSOL (such date and time, as the same may be extended, the “Withdrawal Deadline”), but not thereafter. In addition to the Total Consideration or the Tender Offer Consideration, as applicable, holders who validly tender (and do not validly withdraw) 2020 Notes that are accepted for purchase by CONSOL pursuant to the Tender Offer will also receive a cash payment representing the accrued and unpaid interest on such 2020 Notes from the last interest payment date to, but not including, the applicable Settlement Date (as defined below) for such 2020 Notes.

The Tender Offer is being conducted, and the Clearing Price will be determined, pursuant to a modified “Dutch Auction” until the Early Tender Time. This means that holders who elect to participate in the Tender Offer prior to the Early Tender Time must specify the minimum Total Consideration they would be willing to receive in exchange for each $1,000 principal amount of 2020 Notes they choose to tender in the Tender Offer. The price that holders specify for each $1,000 principal amount of 2020 Notes must be expressed in increments of $0.50, and may not be not less than $1,070.00 and not more than $1,087.50 per $1,000 principal amount of such 2020 Notes. Any bid price specified by a tendering holder with respect to 2020 Notes validly tendered after the Early Tender Time and prior to the Expiration Time shall be disregarded and not used for purposes of calculating the Clearing Price, and holders who so tender shall be deemed to have tendered with a bid price equal to the Tender Offer Consideration (regardless of the bid price set forth in the applicable Letter of Transmittal) and shall be eligible to receive only the Tender Offer Consideration (and will not be eligible to receive the Early Tender Premium) pursuant to the Tender Offer, subject to proration as described below.

CONSOL reserves the right, but is not obligated, to elect to accept 2020 Notes validly tendered (and not validly withdrawn) prior to the Early Tender Time in an aggregate principal amount up to the Tender Cap, provided that all conditions to the Tender Offer have been satisfied or waived by CONSOL, on any date following the Early Tender Time and prior to the Expiration Time. 2020 Notes so accepted may be settled on the date of CONSOL’s early acceptance or promptly thereafter prior to the Expiration Time (the “Initial Settlement Date”). The “Final Settlement Date” with respect to the Tender Offer will be the date that CONSOL settles all 2020 Notes accepted for purchase pursuant to the Tender Offer and not previously settled on the Initial Settlement Date, if any. Each of the Initial Settlement Date and the Final Settlement Date is referred to as a “Settlement Date.” No tenders of 2020 Notes submitted after the Expiration Time will be valid or accepted.

CONSOL, if it accepts 2020 Notes for purchase in the Tender Offer, will accept 2020 Notes validly tendered (and not validly withdrawn) prior to the Early Tender Time in order of lowest to highest bid prices specified by tendering holders (in increments of $0.50), and will select the lowest single bid price (the “Clearing Price”) for all tenders of 2020 Notes prior to the Early Tender Time such that, for all tenders of 2020 Notes prior to the Early Tender Time whose bid price is equal to or less than such Clearing Price, CONSOL will be able to accept for purchase an aggregate principal amount of 2020 Notes up to the Tender Cap or, if the aggregate principal amount of all 2020 Notes validly tendered (and not validly withdrawn) prior to the Early Tender Time is less than the Tender Cap, the Clearing Price will be the highest bid price with respect to any 2020 Notes validly tendered (and not validly withdrawn) prior to the Early Tender Time. All bid prices at which 2020 Notes are validly tendered (and not validly withdrawn) prior to the Early Tender Time will be used for the purpose of determining the Clearing Price and proration as described below. CONSOL will pay the same Total Consideration (less the Early Tender Premium for any 2020 Notes tendered after the Early Tender Time and prior to the Expiration Time) for all 2020 Notes validly tendered (and not validly withdrawn) below the Clearing Price and accepted for purchase, upon the terms and subject to the conditions of the Tender Offer, taking into account prorationing as described below.

If the aggregate principal amount of 2020 Notes validly tendered (and not validly withdrawn) prior to the Early Tender Time below the Clearing Price exceeds the Tender Cap, then the Tender Offer will be oversubscribed at the Early Tender Time and, subject to the terms and conditions of the Tender Offer, CONSOL will accept for purchase:

•	first, 2020 Notes validly tendered (and not validly withdrawn) with a bid price less than the Clearing Price; and

•	second, 2020 Notes validly tendered (and not validly withdrawn) with a bid price equal to the Clearing Price on a prorated basis, according to the principal amount of such 2020 Notes,

such that CONSOL purchases an aggregate principal amount of 2020 Notes up to the Tender Cap. All 2020 Notes not accepted as a result of prorationing and all 2020 Notes tendered at prices in excess of the Clearing Price will be rejected from the Tender Offer and will be returned to tendering holders at CONSOL’s expense promptly following the earlier of the Expiration Time or the date on which the Tender Offer is terminated.

If the Tender Offer is not oversubscribed at the Early Tender Time and the purchase of all 2020 Notes validly tendered after the Early Tender Time and prior to the Expiration Time with a deemed bid price equal to the Tender Offer Consideration (when combined with all 2020 Notes validly tendered (and not validly withdrawn) prior to the Early Tender Time) would cause CONSOL to accept for purchase an aggregate principal amount of 2020 Notes in excess of the Tender Cap, then the Tender Offer will be oversubscribed at the Expiration Time and, subject to the terms and conditions of the Tender Offer, CONSOL will accept for purchase, first, on the Early Acceptance Date (or, if there is no Early Acceptance Date, promptly after the Expiration Time), all 2020 Notes validly tendered (and not validly withdrawn) prior to the Early Tender Time, and, second, promptly after the Expiration Time, all 2020 Notes validly tendered after the Early Tender Time and prior to the Expiration Time on a prorated basis, according to the principal amount of such 2020 Notes, such that CONSOL purchases the maximum aggregate principal amount of 2020 Notes that does not exceed the Tender Cap.

CONSOL expressly reserves the right, but is not obligated, to increase the Tender Cap in its sole discretion without extending the Withdrawal Deadline or otherwise reinstating withdrawal rights of holders.

The Tender Offer is not conditioned upon any minimum number of 2020 Notes being tendered; however, the Tender Offer is subject to a number of other terms and conditions, including the consummation of a capital markets debt offering on terms satisfactory to CONSOL in an aggregate principal amount of not less than $200,000,000.

The complete terms and conditions of the Tender Offer are described in the Offer to Purchase dated July 29, 2014, copies of which may be obtained from D.F. King & Co., Inc., the tender agent and information agent for the Tender Offer, by calling (800) 848-3416 (US toll-free) or by emailing cnx@dfking.com.

CONSOL has retained Goldman, Sachs & Co. as the dealer manager for the Tender Offer. Questions regarding the terms of the Tender Offer may be directed to the Liability Management Group of Goldman, Sachs & Co. by calling (800) 828-3182 (toll free).

None of CONSOL, its board of directors (or any committee thereof), the dealer manager, the tender agent, the information agent, the trustee for the 2020 Notes or their respective affiliates is making any recommendation as to whether or not holders of the 2020 Notes should tender all or any portion of their 2020 Notes in the Tender Offer.

This announcement is not an offer to purchase or a solicitation of an offer to sell with respect to any securities. The Tender Offer is being made solely by the Offer to Purchase dated July 29, 2014. The Tender Offer is not being made to holders of 2020 Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

CONSOL is a Pittsburgh-based producer of natural gas and coal. CONSOL is one of the largest independent natural gas exploration, development and production companies, with operations centered in the major shale formations of the Appalachian basin. Additional information may be found at www.consolenergy.com.

Cautionary Statements:

This press release does not constitute an offer to sell or the solicitation of an offer to buy any notes nor shall there be any sale of notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Various statements in this release, including those that express a belief, expectation or intention, may be considered forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release, if any, speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the factors discussed in the 2013 Form 10-K under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

Contacts:

Investor:	Dan Zajdel at (724) 485-4169
Tyler Lewis at (724) 485-3157

Media:	Kate O’Donovan at (724) 485-3097
Brian Aiello at (724) 485-3078